NeuroSense Therapeutics



Free Writing Prospectus dated December 6, 2021
Filed pursuant to Rule 433
Relating to the Preliminary Prospectus dated December 6, 2021
Registration Statement No. 333-260338

Disclaimer

This presentation and oral statements made regarding the subject of this presentation contain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements contained in this presentation other than statements of historical facts, including our business strategy and plans and objectives for future operations, including our financial performance, are forward looking statements. The words " anticipate"," believe," "continue," "estimate," "expect," "intend," "may," "will" and similar expressions are intended to identify forward looking statements. We have based these forward looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations and objectives, and financial needs.

Forward looking statements made in this presentation include statements about the market for therapeutics targeting neurodegenerative diseases and its opportunities for our product candidates; our expectations regarding our competitive advantages; the planned development timeline of our product candidates; and characterizations of the pre-clinical and clinical trial results of our product candidates. Forward looking statements are subject to a number of risks and uncertainties and represent our views as of the date of the presentation. The future events and trends discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward looking statements. You should not rely on these statements as representing our views in the future. We undertake no obligation or duty to update information contained in these forward looking statements, whether as a result of new information, future events or otherwise.

We have filed a registration statement on Form F-1 (File No. 333-260338), including a preliminary prospectus, dated December 6, 2021 (the "Preliminary Prospectus") with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read that registration statement, the Preliminary Prospectus and the final prospectus (when available) for more complete information about us and this offering. You may retrieve copies of these documents for free on the SEC's website at https://www.sec.gov. Alternatively, copies of the Preliminary Prospectus and the final prospectus, when available, may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, at (212) 895-3745.

This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing. This offering may only be made by means of a prospectus.

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Offering Summary

ISSUER:	NeuroSense Therapeutics Ltd. ("NeuroSense" or the "Company")
PROPOSED EXCHANGE / SYMBOL:	NasdaqCM / NRSN, NRSNW
OFFERING SIZE:	$12.0 million (excluding 15% over-allotment option)
OFFERING TYPE:	Initial Public Offering
SECURITIES OFFERED(1):	Units (1 ordinary share & 1 warrant to purchase 1 ordinary share)
WARRANT STRUCTURE:	5yr tradeable warrant; exercise price not less than 100% of public offering price per Unit
PRICE RANGE:	$6.00-$7.00 per Unit
ANTICIPATED USE OF PROCEEDS:	• To advance the clinical development of the Company's lead product candidate, PrimeC, for the treatment of ALS through the completion of its planned Phase IIb trial and preparation for the initiation of a Phase III clinical trial • Preclinical research and development in support of potential investigational new drug application, or IND, filings for the Company's product candidates targeting Parkinson's and Alzheimer's disease • Working capital and general corporate purposes.
UNDERWRITER:	Maxim Group LLC (Sole Book-Running Manager)
ANTICIPATED PRICING:	Week of December 6, 2021

(1) the ordinary shares and warrants are immediately separable and will be issued separately in the offering

NeuroSense Therapeutics

Investment Highlights

NeuroSense is a Leader In Developing Novel Combination Therapies For Highly Debilitating Neurodegenerative Diseases

- Novel formulation of approved drugs for multi-targeted approach
- Completed Phase IIa ALS study met primary endpoints
- Strong Pre-clinical Results
- FDA: 505(b)(2) pathway
- Patent Granted, 2 Pending; Orphan Designation Granted (FDA & EMA)
- Pipeline programs for Parkinson's and Alzheimer's

ALS: Amyotrophic Lateral Sclerosis

Experienced Leadership



Mark Leuchtenberger

Chairman of the Board

Experienced as a BoD member, chair & CEO of public biotech companies (Chiasma, Aleta, Brooklyn Immuno)



Alon Ben-Noon

CEO, Board Member

Former CEO of a consulting firm, advised multiple successful biotech companies



Ferenc Tracik, MD

CMO

A Neurologist, held senior management positions at Biogen, Novartis, Teva



Sharon Vered, PhD

VP CMC

Over 25 years of experience in CMC & formulation dev.



Shiran Zimri, PhD

Head of Scientific Program

Experienced neuroscientist , specializes in Neurodegenerative disease



Or Eisenberg

CFO

Experienced as a CFO of public biotech companies

Scientific Advisory Board



Prof. Jeremy Shefner (chair)

- Senior VP at the Barrow Neurological Institute;
- Chair of the Department of Neurology



Prof. Orla Hardiman

- Head of Academic Unit of Neurology at Trinity College Dublin and Consultant Neurologist at Beaumont
- Co-Chair of the European Consortium to Cure ALS and Chair of the Scientific Committee of ENCALS



Prof. Merit Cudkowicz

- Chief of Neurology at Mass General and Director, Sean M. Healey & AMG Center for ALS
- Professor of Neurology at Harvard Medical School



Dr. Jinsy Andrews

- Associate Professor of Neurology, Division of Neuromuscular Medicine, Columbia University
- Director of Neuromuscular Clinical Trials



Dr. Jeffery Rosenfeld

- Professor of Neurology and Associate Chairman of Neurology at Loma Linda University School of Medicine
- Medical Director of Center for Restorative Neurology at Loma Linda University

NeuroSense Therapeutics

NeuroSense's Development Pipeline


Discovery
Pre-Clinical Phase
Phase I
Phase II
Phase III
NDA
Next Milestone
ALS
PrimeC
Complete Toxicological Study, initiation of Pharmacokinetic and Ph. IIb study in H1 '22 and Ph. III in H2 '23
AD
CognIC
Complete pre-clinical studies ahead of planned Ph. I/II initiation
PD
StabiliC
Complete pre-clinical studies ahead of planned Ph. I/II initiation

ALS: Amyotrophic Lateral Sclerosis, AD: Alzheimer's Disease, PD: Parkinson's Disease

ALS in Numbers

ALS is an incurable neurodegenerative disease-causing complete paralysis and ultimately death within 2-5 years from diagnosis

+5,000[1]
People are diagnosed with ALS each year (US)

>80,000[2]
ALS Patients in NeuroSense's planned target market

>$1B[3]
annual burden in the US alone

~24%[2]
Growth in Patients by 2040 in the US and EU

1. ALS - Amyotrophic Lateral Sclerosis, Johns Hopkins Medicine.
2. Projected increase in amyotrophic lateral sclerosis from 2015 to 2040, Nature Communications, 2016.
3. Cost of illness for neuromuscular diseases in the United States, Muscle & Nerve, 2013.

The People Behind The Numbers



Shay: Dec. 2010
Shay: Mar. 2013
Oct. 2016

Current Treatments Show Limited Efficacy

Current Treatments

Two FDA approved drugs, Riluzole and Edaravone, both known to have mild effect on prolonging lifespan or improving patients' quality of life and independence

Phase 3 Clinical trials in the past 15 years have failed, we believe, due mainly to:

Single Target - Aiming for only one target in complex diseases with multiple mechanisms



A NEW APPROACH WAS NEEDED

A Combined Therapeutic Strategy **Targeting Multiple Pathways**

NeuroSense's Lead Candidate: PrimeC

Two Compounds - One Potentially Powerful Outcome

$3.2B Annual market potential[1]

PrimeC


NeuroSense

NeuroSense's Flagship Treatment

A **novel formulation**, consisting of **specific doses** of two FDA-approved drugs, Ciprofloxacin & Celecoxib, designed to work **synergistically** on more than one target:

- Regulating microRNA synthesis
- Affecting iron accumulation
- Reducing neuroinflammation

1. Management estimate

PrimeC – Mechanism of Action

PrimeC is a novel formulation of:

- Celecoxib - an NSAID that inhibits COX-2 enzyme, reducing inflammatory processes, glutamate excitotoxicity and oxidative stress, among others
- Ciprofloxacin - a fluoroquinolone family member, inducing Dicer activity, regulating microRNA synthesis and reducing iron accumulation


PrimeC
Iron Accumulation
Glutamate Excitotoxicity
Neuroinflammation
RNA Metabolism
Oxidative Stress

Pre-Clinical Results in a Key Animal Model

PrimeC improved locomotor and cellular deficits of ALS zebrafish models, indicating a neuroprotective effect [1]



PrimeC treatment:

- ✓ **Improved** motor performance of both SOD1 and TDP-43, widely accepted models, by **84%** and **110%** respectively
- ✓ **Recovered** impaired motor neurons morphology
- ✓ **Recovered** abnormal neuromuscular junction structure
- ✓ **Preserved** the ramified morphology of microglia cells

1. Efficacy of Ciprofloxacin/Celecoxib combination in zebrafish models of amyotrophic lateral sclerosis, Annals of Clinical and Translational Neurology, 2020.

Pre-Clinical Results in Zebrafish, a Key Animal Model for ALS:

1. Improved motor performance


Healthy
ALS
ALS + PrimeC
Distance moved (%)
200
150
100
50
0
***
*
***
ns
mSod1
Celecoxib
Ciprofloxin
Riluzole
PrimeC

*mSOD1- Mutation in sod1 gene is prevalent in ALS

2. Recovered neuronal structure


Pre-synaptic
Post-synaptic
Merged
ALS
ALS + PrimeC
Healthy
ALS
ALS + PrimeC

Efficacy of Ciprofloxacin/Celecoxib combination in zebrafish models of amyotrophic lateral sclerosis, Annals of Clinical and Translational Neurology, 2020.

NeuroSense Therapeutics

Phase IIa Trial Design

NST002: Tel Aviv Sourasky Medical Center



Tel-Aviv Sourasky Medical Center

Prof. Vivian Drory



NST002

15 patients , 12 months dosing, clinic visit every 3 months, phone visit every 1.5 months







Safety

Blood test, Electrocardiogram (ECG), Urea, Vital signs, adverse events (AE)

Efficacy

ALSFRS-R - Revised Amyotrophic Lateral Sclerosis Functional Rating Scale – 0 - 48

FVC - Forced Vital Capacity

Biomarkers

Examination of key elements for ALS diagnosis as well as PrimeC mechanism of action

NeuroSense Therapeutics

Exploratory Endpoint: PrimeC vs. PRO-ACT* (matched)

Efficacy endpoint	Summary statistics			
	Rate of decline (PrimeC, N=15)	Rate of decline (PRO-ACT, N=30)	Mean difference	
			Estimate	95% CI
ALSFRS-R				
Total score	**-0.84**	**-1.02**	0.18	-0.23 to 0.59
Bulbar	-0.17	-0.15	-0.02	-0.15 to 0.11
Fine motor	-0.34	-0.34	0.00	-0.14 to 0.15
Gross motor	-0.24	-0.31	0.07	-0.08 to 0.22
Respiratory	-0.11	-0.20	0.09	-0.04 to 0.23
FVC, %Predicted	**-2.09**	**-2.99**	0.90	-0.52 to 2.32



FVC % Slope
100
80
60
40
20
PrimeC
Pro-ACT
30% difference
Baseline
3
6
9
12
Months
ALSRS-R Slope
40
35
30
25
20
PrimeC
Pro-ACT
18% difference
Baseline
3
6
9
12
Months

PRO-ACT *Pooled Resource Open-Access ALS Clinical Trials Database

All patients completing the trial have opted to continue into an extension study with PrimeC

NeuroSense Therapeutics

Phase IIa Clinical Trial:
PrimeC intermediate formulation

Primary endpoint met, exploratory endpoints showed positive results with **PrimeC**



- ✓ **Well Tolerated, No Drug Related SAEs**
- ✓ **Reduced Functional and Respiratory Deterioration**
- ✓ **Significant changes in ALS-related biomarkers**

NST002 ALS Biomarkers:


CNS
Blood-Brain Barrier
Periphery
Exosomes
Healthy
Vs.
Patients with ALS
Exosomes

Stage I: Case study experiment: Analysis of ALS pathology – healthy vs ALS blood samples

Stage II: NST002 clinical study: Assessing the Effect of PrimeC on Key Biomarkers


PrimeC
Dysregulation of miRNA
EIF2C2 (Ago2)
Neuroinflammation
PgJ2
Prostaglandins
TDP-43 Accumulation
TDP-43
Iron Accumulation
Ferroportin-1
ALS Pathology
Biomarkers
CaT-D
Cathepsin D
Lysosomal Dysfunction
LC-3
Impaired Autophagy

Stage I*: Case Study Results of ALS Biomarkers in Blood Samples



miRNA Dysregulation
P-value = 0.007
EIF2C2
1100
900
700
500
ALS
Control
Iron Accumulation
P-value = 0.005
Ferroportin
700
500
300
100
ALS
Control
Neuroinflammation
P-value > 0.005
PgJ2
60000
40000
20000
ALS
Control
TDP-43 Accumulation
P-value = 0.002
TDP-43
400
200
0
ALS
Control
Lysosomal Dysfunction
P-value < 0.001
CatD
800
600
400
200
ALS
Control
Impaired Autophagy
P-value < 0.001
LC3
800
600
400
200
ALS
Control

*All measurements of exosome protein are in ng/ml

Stage II*: NST002 Trial Biomarker Analysis



Time [Months] 0
12
Blood samples
Pre-treatment
Interim visit
End of study visit
TDP-43 Accumulation
Baseline - 12 month: P = 0.002
TDP-43
500
450
400
350
300
250
Pre-treat
Interim
End of study
Impaired Autophagy
Baseline - 12 month: P = 0.054
LC3
1100
1000
900
800
700
600
Pre-treat
Interim
End of study
Neuroinflammation
Baseline -12 month: P < 0.001
PgJ2
35
30
25
20
15
10
Pre-treat
Interim
End of study
Lysosomal Dysfunction
Baseline - 12 month: P = 0.015
CaT-D
4000
3500
3000
2500
2000
Pre-treat
Interim
End of study

*All measurements are in ng/ml

NeuroSense Therapeutics

Correlation Between Biological Activity and Clinical Outcome


ALSFRS-R Slope, points per month
-0.2
-0.4
-0.6
-0.8
-1.0
-1.2
-1.4
-150
-100
-50
0
Change from baseline in TDP-43


PrimeC

The biological activity observed in TDP-43 levels may serve to indicate clinical outcomes, as can be seen from the relative correlation between the reduction in TDP-43 levels and slower deterioration in ALSFRS-R.

NeuroSense Therapeutics

Competition: PrimeC is well positioned

The ALS market is relatively competitive, comprised of several players in the development stage:

	NeuroSense Therapeutics	AMYLYX	Biogen	AB SCIENCE	prilenia	Apellis
Development Stage	Phase IIa	Phase IIb	Phase III	Phase III	Phase II	Phase II
Multiple ALS Targets	✓	✓				
Effect on ALS Related Biomarkers	✓		✓			
Novel Formulation	✓		✓	✓	✓	✓

PrimeC's Competitive Advantage:

- ✓ Oral administration, well tolerated
- ✓ Targets multiple pathways in parallel, well-established as disease-modifying targets
- ✓ Expecting accelerated path to FDA approval
- ✓ Potential for competitive price point = beneficial pharmaco-economics for ALS patients, caregivers, and providers (with robust profit margins)
- ✓ Potential to treat other neurodegenerative diseases



Planned Development Timeline

H1 / 2022	H2 / 2022	H1 / 2023	H2 / 2023
• Toxicity study completion • IND submission • Pharmacokinetic study • ALS Phase IIb study initiation	• AD Pre-clinical studies completion • PD Pre-clinical studies completion	• ALS Phase IIb Top-Line results • ALS End of Phase II meeting	• ALS Phase III initiation

PrimeC ALS

CognIC AD

StabiliC PD

Investment Highlights

NeuroSense is a Leader In Developing Novel Combination Therapies For Highly Debilitating Neurodegenerative Diseases

- Novel formulation of approved drugs for multi-targeted approach
- Completed Phase IIa ALS study met primary endpoints
- Strong Pre-clinical Results
- FDA: 505(b)(2) pathway
- Patent Granted, 2 Pending; Orphan Designation Granted (FDA & EMA)
- Pipeline programs for Parkinson's and Alzheimer's

THANK YOU!

NeuroSense
Therapeutics

NeuroSense
Therapeutics

Appendix

Intellectual Property and Market Exclusivity Overview

- ✓ **Combination Patent: Methods for Treating ALS using Combinations of Celecoxib and Ciprofloxacin - Issued in US as US 10,980,780, Expires in June 2038; Allowed in AU**
  - ❖ Additional patent applications relating to our combination patent are pending in Europe, Japan, Canada and Israel
  - ❖ Additional application pending in US relating to treatment of other neurodegenerative disorders
  - ❖ Formulation Patent Application: US Provisional application 63/257,130 filed in October 2021 (Extended Release unique formulation)

- ✓ Orphan Drug Designation granted both by the FDA and EMA, which provides market exclusivity in the US and EU for 7 and 10 years, respectively